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 FIRST SUPPLEMENTAL INDENTURE dated as of April 29, 1997, between IBM CREDIT
CORPORATION, a corporation duly organized and existing under the laws of Delaware (herein called the "Company") having its principal office at 1133 Westchester Avenue, White Plains, New York 10604, and THE CHASE MANHATTAN BANK (NATIONAL ASSOCIATION), a national banking association organized and existing under the laws of the United States of America, as Trustee (herein called the "Trustee").


RECITALS OF THE COMPANY

  The Company and the Trustee are parties to an Indenture dated as of January 15, 1989 (the "Indenture") relating to the issuance from time to time by the Company of its Securities. Capitalized terms used herein, not otherwise defined, shall have the same meanings given them in the Indenture.

  The Company has requested the Trustee to join with it in the execution and delivery of this first supplemental indenture (the "First Supplemental Indenture") in order to supplement and amend the Indenture, with respect to Securities outstanding under series created after the date hereof, to increase the amount of secured indebtedness that the Company is permitted to incur.

  Section 1001 of the Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee, without the consent of any Holders, provided that such supplemental indenture does not adversely affect the interests of the Holders of Securities Outstanding of any series.

  The Company has determined that this First Supplemental Indenture complies with said Section 1001 and does not require the consent of any Holders.

  All things necessary to make this First Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with the terms of the Indenture, and a valid amendment of and supplement to the Indenture have been done.

  NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

  For and in consideration of the premises and the purchase of Securities by the Holders thereof, it is mutually agreed, for the equal and ratable benefit of all Holders of Securities of any series created after the date hereof, as follows:

I. AMENDMENT TO THE INDENTURE

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  Section 1104 of the Indenture is amended, with respect to Securities outstanding under series created after the date hereof, to replace the number "5%" with "10%" in the seventeenth line of Section 1104.

II. GENERAL PROVISIONS

  A. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of same. The Trustee makes no representation as to the validly of this First Supplemental Indenture. The Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

  B. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

  C. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.


IBM CREDIT CORPORATION

             By:________________________________

       Kimberly A. Kispert
       Vice President, Finance

(SEAL)

Attest:

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THE CHASE MANHATTAN BANK,
(National Association), as Trustee,

       By:________________________________
Name:
Title:

(SEAL)

Attest:

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